Exhibit 10.1

EXECUTION VERSION

CONTINGENT RESIDUAL SUPPORT AGREEMENT

This CONTINGENT RESIDUAL SUPPORT AGREEMENT (this “CRSA”) is made as of January 12, 2012 (the “Effective Date”), among ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (the “Support Provider”), AMERIGAS FINANCE LLC, a Delaware limited liability company (“Finance Company”), AMERIGAS FINANCE CORP., a Delaware corporation (“Finance Corp”), AMERIGAS PARTNERS, L.P., a Delaware limited partnership (“AmeriGas”) and, for certain limited purposes only, UGI CORPORATION, a Pennsylvania corporation (“UGI”). The Support Provider, Finance Company, Finance Corp, AmeriGas and UGI may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

PRELIMINARY STATEMENTS:

A. Pursuant to the indenture dated January 12, 2012 (the “Senior Notes Indenture”), Finance Company and Finance Corp issued $1,550,000,000 of senior notes (the “Initial Senior Notes”) comprised of 2 tranches that mature on May 20, 2020 and May 20, 2022 (each such maturity date as in effect as of the date of this CRSA, a “Deemed Maturity Date”). In accordance with the terms and conditions of this CRSA, the Initial Senior Notes may be refinanced through the issuance of Refinancing Senior Notes (as defined below) (such Initial Senior Notes or any Refinancing Senior Notes, the “Senior Notes”).

B. Pursuant to the intercompany notes dated January 12, 2012 (the “Intercompany Notes”), AmeriGas, the direct holder of 100% of the membership interests of Finance Company, borrowed $1,500,000,000 of intercompany borrowings from Finance Company (the “Initial Supported Debt”). In accordance with the terms and conditions of this CRSA, the Initial Supported Debt may be refinanced through the issuance of Refinancing Supported Debt (as defined below) (such Initial Supported Debt or any Refinancing Supported Debt, the “Supported Debt”).

C. The Senior Notes and the Supported Debt have the same repayment terms and Deemed Maturity Dates.

D. In furtherance of the transactions evidenced by that certain Contribution and Redemption Agreement, dated October 15, 2011, as amended (the “Contribution and Redemption Agreement”), by and among the Support Provider, Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas, the Support Provider desires to enter into this CRSA to provide contingent, residual support to Finance Company in furtherance of the Supported Debt, on the terms and subject to the conditions set forth herein.

E. The Support Provider, Finance Company, Finance Corp, AmeriGas and UGI desire to enter into this CRSA and be bound by the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Contingent Residual Support. Subject to the terms and conditions of this CRSA, including but not limited to Sections 2 and 3 below, in the event AmeriGas shall have failed to pay the Supported Debt when due, the Support Provider hereby agrees to pay to Finance Company an amount up to $1,500,000, 000 of the aggregate principal amount of the Supported Debt which AmeriGas has failed to pay (the “Supported Debt Principal Amount”); provided, however, that the Support Provider shall have no obligation to make a payment hereunder with respect to any accrued and unpaid interest or any other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that shall be due to Finance Company by AmeriGas, whether on or related to the Supported Debt or otherwise.

2. Contingent Residual Support Payment Conditions. Notwithstanding any other term or condition of this CRSA to the contrary, the Support Provider shall not be obligated to make any payment pursuant to this CRSA unless and until each of the following has occurred: (a) AmeriGas shall have failed to make a payment when due to Finance Company in respect of a tranche of Supported Debt and such debt shall have been accelerated pursuant to the terms of the applicable Intercompany Note, (b) if no bankruptcy proceeding has been commenced with respect to AmeriGas, Finance Company or another holder of such tranche of Supported Debt shall have (i) brought an action in a court of law having proper subject matter jurisdiction against AmeriGas to collect such tranche of Supported Debt, (ii) obtained a final and non-appealable judgment (including a judgment for which any time to appeal has expired) by such court against AmeriGas in respect of such tranche of Supported Debt and (iii) levied execution of such judgment against the property of AmeriGas, and as a result of such execution received less than payment in full in cash or property of the principal amount of such tranche of Supported Debt, and (c) if a bankruptcy proceeding has been commenced with respect to AmeriGas, the closing of the bankruptcy proceeding after its administration under 11 U.S.C. Section 350(a) shall have occurred and (i) Finance Company shall have received, after all distributions contemplated by such bankruptcy proceeding or otherwise, less than payment in full in cash or property in respect of such tranche of Supported Debt and (ii) the unpaid principal amount of such tranche of Supported Debt shall not have been reinstated pursuant to such bankruptcy proceeding. The Support Provider’s support obligations with respect to any such tranche of Supported Debt satisfying the foregoing conditions, regardless of the situation, shall apply only to the principal amount of such tranche of Supported Debt minus the sum of (i) any cash payment and property payment received by Finance Company after all distributions contemplated by such bankruptcy proceeding or otherwise in respect of the principal amount of such tranche of Supported Debt and (ii) the principal amount of any reinstated Supported Debt. For these purposes, the value of any payment made in property shall be equal to the fair market value of such property at the time of such payment.

3. Cap. Notwithstanding any other term or condition of this CRSA to the contrary, it is agreed that the Support Provider’s maximum liability under this CRSA shall not exceed the positive difference (if any) between (a) the Supported Debt Principal Amount, minus (b) the sum of (i) all payments of principal made by or on behalf of AmeriGas to Finance Company in respect of the Supported Debt, plus (ii) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) by or on behalf of Finance Company pursuant to, or in connection with, the principal amount of the Supported Debt, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that Finance Company may have against either AmeriGas or any collateral securing the Supported Debt, plus (iii) the principal amount of any reinstated Supported Debt, plus (iv) the amount of principal otherwise owing by AmeriGas which is forgiven or otherwise voluntarily compromised by Finance Company.

4. Termination of CRSA. This CRSA shall remain in effect and will not terminate until the earlier to occur of (a) payment in full of the Supported Debt Principal Amount and (b) payment by the Support Provider of the maximum amount due by the Support Provider under Section 3 hereof, as such amount may be limited by Section 11 hereof.

5. Notices; AmeriGas’ Defenses; Etc. Finance Company hereby agrees to provide the Support Provider with notice promptly following any default by AmeriGas under the documents evidencing the Supported Debt, and the Support Provider shall be entitled to receive information regarding, and make reasonable requests for information with respect to, the enforcement actions Finance Company has taken against AmeriGas with respect to the Supported Debt. By entering into this CRSA, the Support Provider is not waiving any defense, set-off or counterclaim available to AmeriGas with respect to the payment of the Supported Debt nor is the Support Provider waiving its rights with respect to diligence, presentment, demand for performance, notice of protest, notice of dishonor, default or non-payment, or notice of acceptance of this CRSA.

6. Covenants of AmeriGas, Finance Company and Finance Corp.

(a) Refinancing. Without the prior written consent of the Support Provider, neither AmeriGas nor Finance Company nor Finance Corp shall be entitled to (i) repay any principal amount of a tranche of the Supported Debt or the Senior Notes prior to the applicable Deemed Maturity Date of such tranche of indebtedness as of the date of this CRSA, (ii) refinance all or any portion of the Supported Debt or the Senior Notes or (iii) exchange all or any portion of the Supported Debt or the Senior Notes, unless, in the case of each of (i), (ii) and (iii) above, AmeriGas, Finance Company or Finance Corp, as applicable, simultaneously replaces such Supported Debt or Senior Notes with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinancing Supported Debt” or the “Refinancing Senior Notes” as applicable) providing for no earlier amortization of principal than the amortization contemplated by the Deemed Maturity Dates, it being understood that such replacement may not be made pursuant to an exchange of all or any portion of such tranche of Supported Debt or Senior Notes other than pursuant to an exchange for Refinancing Supported Debt or Refinancing Senior Notes with substantially similar covenants; provided, however, that notwithstanding the foregoing, Finance Company shall be entitled to exercise the optional redemption applicable to the Senior Notes as specified in the Senior Notes Indenture at any time after the second (2nd) anniversary of the date of issuance provided that (x) Finance Company utilizes funds received from AmeriGas as repayment of an equivalent amount of principal of the Supported Debt as the principal amount of Senior Notes being called for repayment and (y) AmeriGas and Finance Company pay the Support Provider an amount equal to the net present value of the tax detriment to the Support Provider’s direct and indirect unitholders resulting from the net taxable income or gain required to be recognized by the Support Provider’s direct or indirect unitholders as compared to the net taxable income or gain that would have been recognized by the Support Provider’s unitholders if the Supported Debt had not been repaid at such time, in both cases assuming that the Support Provider’s interest in AmeriGas was sold on the tenth (10th) anniversary of the Effective Date.

For purposes of calculating net present value hereunder, a discount rate equal to the sum of (i) the U.S. dollar-denominated LIBOR rate for a one (1) month maturity as quoted by the Wall Street Journal on the applicable date of determination plus (ii) two percent (2%) shall be used. Without the prior written consent of the Support Provider, the actual maturity date(s) of any Refinancing Supported Debt or Refinancing Senior Notes issued on or prior to the second (2nd) anniversary of the issuance of the Initial Senior Notes shall not extend beyond the Deemed Maturity Date of the Supported Debt or the Senior Notes such new indebtedness replaced. Following the second (2nd) anniversary of the issuance of the Initial Senior Notes, the actual maturity date(s) associated with any Refinancing Supported Debt or Refinancing Senior Notes issued at that time may extend beyond one or more Deemed Maturity Dates in effect as of the date hereof; provided, however, that, in the event of the incurrence of any such Refinancing Supported Debt by AmeriGas, the Support Provider’s support obligations hereunder shall nonetheless extinguish and terminate on the respective Deemed Maturity Dates, and by the respective principal amounts of Initial Supported Debt associated with such Deemed Maturity Dates, in effect as of the date of this CRSA and, thereafter, the Support Provider shall have no further support obligations hereunder with respect to such Refinancing Supported Debt.

(b) Actions Upon Deemed Maturity Date. Upon the applicable Deemed Maturity Date for a tranche of Supported Debt, no additional Supported Debt shall be permitted to be incurred by AmeriGas to refinance or replace such tranche of Supported Debt. Unless the Support Provider exercises its optional rights as described in Section 8(f) below, any tranche of Supported Debt may be retired or refinanced with debt that is not Supported Debt commencing at any time following the Deemed Maturity Date for such tranche of Supported Debt. For the avoidance of doubt, without the prior written consent of the Support Provider, neither AmeriGas nor Finance Company nor Finance Corp shall be entitled to extend the applicable Deemed Maturity Date of any tranche of Senior Notes or Supported Debt.

(c) Extinguishment of Supported Debt. AmeriGas shall use commercially reasonable efforts to extinguish each applicable outstanding tranche of Initial Supported Debt on the Deemed Maturity Date for such tranche. Once a tranche of Supported Debt has been extinguished or repaid (or upon the occurrence of a Deemed Maturity Date, in the event of a refinancing in accordance with Section 6(a)), Finance Company shall release the Support Provider from any liability or obligation under this CRSA related to each applicable tranche of Supported Debt and shall enter into and execute such documents and instruments as the Support Provider may reasonably request in order to evidence such release, and AmeriGas shall use commercially reasonable efforts to cause Finance Company to take such actions.

(d) Incorporated Covenants. The following covenants (the “Incorporated Covenants”) contained in the indenture governing AmeriGas’ 6.25% Senior Notes due 2019 (such indenture, the “Reference Indenture”), as such covenants may be amended or waived pursuant to the terms of the Reference Indenture and the terms hereof, are hereby incorporated herein by reference, mutatis mutandis:

(i) Limitation on Liens;

(ii) Limitation on Additional Indebtedness;

(iii) Limitation on Restricted Payments;

(iv) Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries;

(v) Limitation on Sale and Leaseback Transactions;

(vi) Limitation on Asset Sales;

(vii) Limitation on Transactions with Affiliates;

(viii) Change of Control; and

(ix) Consolidation, Merger, Conveyance, Transfer or Lease.

AmeriGas hereby agrees to comply with and be bound by the Incorporated Covenants. The Incorporated Covenants are incorporated herein for the benefit of the Support Provider and may be enforced by the Support Provider against AmeriGas for so long as any Supported Debt is outstanding. In the event the Reference Indenture is no longer in effect, the Senior Notes Indenture shall be deemed to be the “Reference Indenture” for purposes of this CRSA or, in the event the Senior Notes Indenture is no longer in effect, the indenture governing the most recently issued series of senior notes issued by AmeriGas or any of its subsidiaries following the issuance of the Senior Notes shall be deemed to be the “Reference Indenture” for purposes of this CRSA, and the covenants contained in such substitute indenture that correspond to the Incorporated Covenants set forth above shall automatically be deemed to be incorporated herein by reference, for the benefit of the Support Provider, and AmeriGas hereby agrees that in such a circumstance it shall comply with and be bound by such provisions.

(e) Finance Company Limited Activities. Finance Company shall not (i) create, incur, assume or permit to exist any Indebtedness (as defined below) other than the Senior Notes or any refinancing of the Senior Notes or (ii) consummate any transactions other than the issuance of the Senior Notes, the loan of the Supported Debt to AmeriGas, any refinancing of the Senior Notes or the Supported Debt permitted by Section 6(a) hereof and any other activities incident thereto. As used in this Section 6(e), “Indebtedness” shall mean (A) all obligations for borrowed money, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements relating to property or assets, (D) all obligations issued or assumed as the deferred purchase price of property or services, (E) all guarantees of Indebtedness of others, (F) all capital lease obligations, (G) all obligations with respect to hedging and swap agreements, (H) the principal component of all obligations, contingent or otherwise, as an account party in respect of letters of credit, (I) the principal component of all obligations in respect of bankers’ acceptances and (J) Indebtedness of any partnership in which Finance Company is a general partner.

7. AmeriGas Reporting Requirements. For so long as any Supported Debt is outstanding, AmeriGas shall furnish to the Support Provider: (a) within 120 days after the end of each calendar year, a certificate of the chief financial officer of the general partner of AmeriGas stating that as of the date thereof AmeriGas has complied with each of the covenants and agreements set forth herein applicable to it; (b) concurrently with providing such information to the lenders, agents or trustees in respect of any material indebtedness for borrowed money of AmeriGas or its subsidiaries, copies of any compliance certificates and notices of default, together with any attachments thereto, required pursuant to any such indebtedness; and (c) such other documents or information as the Support Provider may reasonably request relating specifically and primarily to the Supported Debt.

8. Covenants of the Parties to Maintain Tax Treatment. For so long as any Supported Debt is outstanding, the Parties hereto hereby agree that:

(a) Until such time, if any, as a change in law is finally determined to require otherwise, each Party must report and treat the Support Provider as the sole partner bearing the economic risk of loss with respect to the Senior Notes pursuant to Treasury Regulation § 1.752-2.

(b) Each distribution to the Support Provider by AmeriGas that is funded by Senior Notes shall be treated as a distribution under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), and neither AmeriGas nor any partner of AmeriGas shall take a position inconsistent with such treatment unless a change in law is finally determined to require otherwise.

(c) Neither AmeriGas nor Finance Company nor Finance Corp shall (i) prepay, defease, purchase or otherwise retire any of the Senior Notes prior to the applicable Deemed Maturity Date (unless any such purchased or retired Senior Notes are replaced with at least an equivalent amount of new senior notes providing for no earlier amortization of principal than the original Senior Notes and are treated as refinancing debt within the meaning of Treasury Regulation § 1.707-5(c)), (ii) modify any of the Supported Debt so as to eliminate or limit the ultimate recourse liability of the Support Provider with respect thereto, (iii) merge or consolidate with, or take any action that would cause AmeriGas, Finance Company or Finance Corp to become, a corporation for U.S. federal income tax purposes or (iv) cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Senior Notes.

(d) Without the prior written consent of the Support Provider, AmeriGas shall not dispose (directly or indirectly) of any assets or interests contributed by the Support Provider to AmeriGas if such disposition would result in the Support Provider recognizing greater than $10,000,000 in the aggregate per year, determined on a cumulative basis (i.e., any amounts not utilized in any year shall be carried over to the following years and increase the aggregate amounts for such years), of the built-in gain (pursuant to Section 704(c) of the Code) that exists with respect to the assets and interests contributed by the Support Provider to AmeriGas at the time of contribution. For the avoidance of doubt, AmeriGas shall only be liable with respect to a breach of this Section 8(d) for the amount of gain in excess of such thresholds. The threshold for any year shall be reduced by the amount of any gain that is assumed to have been recognized in such year pursuant to Section 3.b. or 3.c. of Schedule 5.29(e)(iv) of the Contribution and Redemption Agreement, as a result of the disposition of the Cylinder Exchange Business (as such term is defined in the Contribution and Redemption Agreement).

(e) The documentation related to the Supported Debt shall provide that neither Finance Company nor any of the holders of Senior Notes shall have any recourse against any of the partners or unitholders of AmeriGas other than the Support Provider or any recourse against any of the partners or unitholders of the Support Provider.

(f) The Support Provider shall have the right, with the consent of AmeriGas (which consent shall not be unreasonably withheld), prior to the tenth (10th) anniversary of the Effective Date, to bear a portion of the final economic risk of loss with respect to any obligation of AmeriGas as to which no other partner bears the final economic risk of loss, after taking into account any rights to reimbursement, to the extent the Support Provider would suffer a net distribution pursuant to Section 752 of the Code in connection with the retirement of any Supported Debt. For purposes of this clause (f), it is understood and agreed that it shall not be unreasonable for AmeriGas to withhold its consent in the event that AmeriGas has determined in its sole judgment that an exercise of the Support Provider’s right pursuant to this clause (f) would reasonably be expected to result in either (i) a direct or indirect unitholder of AmeriGas (other than the Support Provider) recognizing gain under Section 731 of the Code in such taxable year or any subsequent taxable year due to a net distribution pursuant to Section 752 of the Code or (ii) any other materially adverse tax consequences to AmeriGas or any of its direct or indirect unitholders (other than the Support Provider) in such taxable year or any subsequent taxable year.

9. No Support of Senior Notes. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Support Provider shall not directly support and shall have no direct liability for any indebtedness issued by Finance Company or Finance Corp, including but not limited to the Senior Notes, and nothing in this CRSA shall be interpreted so as to establish any such relationship of direct support or direct liability between the Support Provider on the one hand and Finance Company and Finance Corp on the other hand.

10. Subrogation. To the extent that the Support Provider shall have made any payments under this CRSA, the Support Provider shall be subrogated to, and shall acquire, all rights of Finance Company against AmeriGas with respect to such payments, including without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification, and (b) all rights to participate in any claim or remedy of Finance Company or any trustee on behalf of Finance Company against either of AmeriGas or any collateral securing the Supported Debt, in each case, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from AmeriGas, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided, however, that the Support Provider shall not exercise any right of subrogation, contribution, indemnity or reimbursement or any other rights it may now or hereafter have, and any and all rights of recourse to AmeriGas or any of its assets with respect to any payment it makes under this CRSA until all of the Supported Debt shall have been paid, performed or discharged in full in cash. If any amount is paid to the Support Provider in violation of the foregoing limitation, then such amount shall be held in trust for the benefit of Finance Company and shall forthwith be paid to Finance Company to reduce the amount of the Supported Debt, whether matured or unmatured.

11. Fraudulent Conveyance. The obligations of the Support Provider under this CRSA shall be limited to the maximum amount as will result in the obligations of the Support Provider under this CRSA not constituting a Fraudulent Conveyance (as defined below). Consequently, the Support Provider agrees that if this CRSA would, but for the application of this sentence, constitute a Fraudulent Conveyance, this CRSA shall be valid and enforceable only to the maximum extent that would not cause this CRSA to constitute a Fraudulent Conveyance, and this CRSA shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 11, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

12. Cumulative Rights; No Waiver. Each and every right granted to Finance Company hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this CRSA. No failure on the part of Finance Company to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Finance Company of any right preclude any other or future exercise thereof or the exercise of any other right.

13. Amendments; Waivers.

(a) Except as otherwise expressly set forth herein, this CRSA may not be modified, amended or waived except by an instrument or instruments in writing signed by each of the Parties hereto. The Parties hereby agree that no provision of Section 1 of this CRSA may be modified, amended or waived if such modification, amendment or waiver would materially and adversely reduce the benefits to the noteholders or lenders under the Senior Notes Indenture, or any subsequent indenture, instrument or agreement governing Refinancing Senior Notes, of the contingent residual support contemplated by Section 1 with respect to the Senior Notes or Refinancing Senior Notes.

(b) Except as set forth below in Section 13(c), with respect to the Incorporated Covenants and any defined term used in such Incorporated Covenants (but not, for the avoidance of doubt, any other term or provision with respect to this CRSA), in the event that the covenant corresponding to any such Incorporated Covenant set forth in the Reference Indenture (or any defined term used in such corresponding covenant) is amended or waived by the requisite percentage of holders of all outstanding notes issued by AmeriGas and its subsidiaries pursuant to the Reference Indenture, the applicable Incorporated Covenant and any defined term used in such Incorporated Covenant shall automatically, without any action or consent of the Support Provider or any other Party to this CRSA, be deemed to be amended or waived to the same extent as the covenant corresponding to such Incorporated Covenant set forth in the Reference Indenture (or any defined term used in such corresponding covenant); provided, however, that if, at the time such consent or waiver is sought, the credit rating of the senior unsecured long-term debt of AmeriGas is rated B3 or lower by Moody’s Investors Service, Inc. (“Moody’s”) or B- or lower by Standard & Poor’s Financial Services, LLC (“Standard & Poor’s”) and the Support Provider has determined in its reasonable judgment that the requested amendment or waiver would reasonably be expected to result in an increased likelihood of the Support Provider incurring payment obligations under this CRSA, then the Support Provider shall have the right to refuse to consent to or approve such amendment or waiver and such amendment or waiver to the applicable Incorporated Covenant (or any defined term used in such Incorporated Covenant) shall not be effective with respect to this CRSA absent the prior written consent of the Support Provider. For the avoidance of doubt, nothing in this Section 13(b) shall prohibit AmeriGas or Finance Company from amending the covenants corresponding to the Incorporated Covenants (or any defined terms used in such corresponding covenants) in the Reference Indenture; provided, however, that to the extent the Support Provider has the right to refuse to consent to or approve such amendment or waiver with respect to the Incorporated Covenants (or any defined terms used in such Incorporated Covenants) pursuant to this Section 13(b) and has not provided such consent, such amendment or waiver shall not apply with respect to such Incorporated Covenants (or any defined terms used in such Incorporated Covenants) as incorporated into this CRSA.

(c) With respect to the Incorporated Covenants regarding “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” set forth in Sections 6(d)(i) and 6(d)(v) hereof, respectively, and any defined terms used in such Incorporated Covenants, the prior written consent of the Support Provider shall be required in order to adopt or approve any amendments or waivers requested by AmeriGas with respect thereto and any such amendment or waiver shall not be effective with respect to this CRSA absent such consent of the Support Provider, but such consent shall not be unreasonably withheld (it being understood and agreed that it shall not be unreasonable for the Support Provider to withhold its consent in the event the Support Provider has determined in its reasonable judgment that the requested amendment or waiver would reasonably be expected to result in an increased likelihood of the Support Provider incurring payment obligations under this CRSA). For the avoidance of doubt, nothing in this Section 13(c) shall prohibit AmeriGas or Finance Company from amending the covenants corresponding to the Incorporated Covenants (or any defined terms used in such corresponding covenants) in the Reference Indenture; provided, however, that to the extent the Support Provider has not consented to such amendment or waiver with respect to the Incorporated Covenants (or any defined terms used in such Incorporated Covenants) pursuant to this Section 13(c), such amendment or waiver shall not apply with respect to such Incorporated Covenant (or any defined terms used in such Incorporated Covenants) as incorporated into this CRSA.

(d) Except as expressly set forth above, the Support Provider shall not take any action to interfere with any attempt by AmeriGas or Finance Company to obtain any amendment or waiver of the covenants corresponding to the Incorporated Covenants set forth in the Reference Indenture or the Reference Indenture itself, including, without limitation, any solicitation of noteholders in opposition to any such amendment or waiver, communicating with any noteholder with respect thereto or otherwise making any public statements in opposition to any such amendment or waiver.

14. Director/Board Member Appointment. For so long as the Supported Debt remains outstanding, the Support Provider shall be entitled to designate one person to be elected as a director or board member, as applicable, of the board of directors of the general partner of AmeriGas, such person to be reasonably acceptable to the general partner of AmeriGas. UGI shall exercise all commercially reasonable efforts to cause such designated person to be elected to the board of directors of the general partner of AmeriGas.

15. UGI Commitment Related to AmeriGas. Prior to the fifth (5th) anniversary of the Effective Date, without the prior written consent of the Support Provider (which consent shall not be unreasonably withheld), UGI shall not cease to control AmeriGas Propane, Inc., in such entity’s capacity as the general partner of AmeriGas. From and after the fifth (5th) anniversary of the Effective Date and until termination of this CRSA, the Support Provider shall not have the right to consent to UGI ceasing to control AmeriGas Propane, Inc., in such entity’s capacity as the general partner of AmeriGas, unless such transaction would result in a downgrade of the credit rating of the Senior Notes, in which case the Support Provider shall have the right to consent to such transaction (which consent shall not be unreasonably withheld).

16. Successors and Assigns. This CRSA shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this CRSA shall prevent a Party hereto from merging or consolidating with or into any other person so long as the surviving person agrees to be bound by the terms of this CRSA and such merger or consolidation is otherwise in compliance with the terms of this CRSA.

17. No Third-Party Beneficiary. This CRSA is for the benefit only of the Parties hereto, shall be enforceable by them alone, is not intended to confer upon any third party any rights or remedies hereunder, and shall not be construed as for the benefit of any third party.

18. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, if to the Support Provider, at the following address or facsimile number for the Support Provider:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0001

if to Finance Company, at the following address or facsimile number for Finance Company:

AmeriGas Finance LLC

460 No. Gulph Road

King of Prussia, Pennsylvania 19406

Attention: General Counsel

Facsimile Number: (610) 992-3258

if to Finance Corp, at the following address or facsimile number for Finance Corp:

AmeriGas Finance Corp.

460 No. Gulph Road

King of Prussia, Pennsylvania 19406

Attention: General Counsel

Facsimile Number: (610) 992-3258

if to AmeriGas, at the following address or facsimile number for AmeriGas:

AmeriGas Partners, L.P.

460 No. Gulph Road

King of Prussia, Pennsylvania 19406

Attention: General Counsel

Facsimile Number: (610) 992-3258

if to UGI, at the following address or facsimile number for UGI:

UGI Corporation

460 No. Gulph Road

King of Prussia, Pennsylvania 19406

Attention: General Counsel

Facsimile Number: (610) 992-3258

or at such other address or number as shall be designated by the Support Provider, Finance Company, Finance Corp, AmeriGas or UGI in a notice to the other Parties to this CRSA. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

19. Separability. Should any clause, sentence, paragraph, subsection or section of this CRSA be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this CRSA, and the part or parts of this CRSA so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

20. Counterparts. This CRSA may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

21. Section Headings. Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this CRSA.

22. Entire Agreement. This CRSA constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.

23. Governing Law. This CRSA shall be governed by, and construed in accordance with, the laws of the State of New York.

24. Consent to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this CRSA or the transactions contemplated hereby (and each agrees that no such proceeding relating to this CRSA or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this CRSA or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS CRSA SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Pages Follow]

IN WITNESS WHEREOF, this CRSA is duly executed and delivered by the authorized signatories set forth below, to be effective as of the Effective Date.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners, GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Vice President, General Counsel and Secretary

AMERIGAS FINANCE LLC

By:	AmeriGas Partners, L.P., its sole member

By:	AmeriGas Propane, Inc., its general partner

By:	/s/ Steve Samuel
Name:	Steve Samuel
Title:	Vice President and General Counsel

AMERIGAS FINANCE CORP.

By:	/s/ Steve Samuel
Name:	Steve Samuel
Title:	Vice President and General Counsel

AMERIGAS PARTNERS, L.P.

By:	AmeriGas Propane, Inc., its general partner

By:	/s/ Steve Samuel
Name:	Steve Samuel
Title:	Vice President and General Counsel

Signature Page to Contingent Residual Support Agreement

ACKNOWLEDGED AND AGREED TO, SOLELY FOR PURPOSES OF SECTIONS 13-24, BY:

UGI CORPORATION

By:	/s/ Robert H. Knauss
Name:	Robert H. Knauss
Title:	Vice President and General Counsel

Signature Page to Contingent Residual Support Agreement